UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

RICKY’S BOARD SHOP, INC.
(Exact name of Registrant as specified in charter)

Nevada	33-149405	20-5605395
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 N. Country Holmes Blvd., Suite 1
Spokane, WA	99218-2069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:		(509) 385-3953

_____________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Disposition of Assets

On November 30,2009, the Registrant executed and closed an "Intellectual Property Assignment Agreement ("Agreement") pursuant to which is acquired certain technology related U.S. Patents covering certain internet advertising displays and banners (the Technology") from Kattegat, Ltd, a Virgin Islands, corporation, ("Kattegat") in exchange for an aggregate of 39,163,755 shares of its common stock (which stock was issued to Kattegat by Richard S. Krieger, the Registrant's majority stockholder and Chief Executive Officer, on behalf of the Registrant. Accordingly, none of the shares used to acquire the Technology were issued by the Registrant.

Following the transfer of shares and the closing of the Agreement, the Registrant has 46,075,005 shares of common stock outstanding.

The Registrant intends to use the Technology to sell and license non-scrollable, time controllable, TV-styled online advertising that may include video and sound. The Registrant will seek revenue through license of the Technology to ad networks, ad exchanges, internet companies, mobile phone carriers and others. Ads can be offered de-coupled form the browser, meaning that the ad will stay on the page even if the user scrolls down the page to search for other listings.

To date, the Registrant and Kattegat have generated no revenue from the sale of licenses or otherwise from any other source and there can be no assurance that licenses can be sold or any revenue generated.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1 Intellectual Property Assignment Agreement with Kattegat

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICKY’S BOARD SHOP, INC.

Dated: December 1, 2009	Ricky's Board Shop, Inc.

By: /s/ Richard S. Krieger. Richard S. Krieger, Chief Executive Officer